EXHIBIT 2

Contact:
Committee to Obtain Fair Value for
Minority Stockholders of UGC Europe, Inc.
c/o Dennis J. Block, Esq.
Cadwalader, Wickersham and Taft LLP
100 Maiden Lane
New York, NY 10038
(212)504-5555




        STOCKHOLDERS DELIVER LETTER TO UGC EUROPE, INC. SPECIAL COMMITTEE

      New York, NY - October 19, 2003 - On October 17, 2003, several stockholders of UGC Europe, Inc. (NASDAQ: UGCE) sent the following letter to the Special Committee of Independent Directors of the Company:


                       Committee to Obtain Fair Value for
                    Minority Stockholders of UGC Europe, Inc.
                      c/o Cadwalader, Wickersham & Taft LLP
                                 100 Maiden Lane
                               New York, NY 10038

October 17, 2003

BY FACSIMILE AND U.S. MAIL
--------------------------

Mr. Jacques Manardo
Mr. John Risner
Special Committee of Independent Directors
UGC Europe, Inc.
4643 South Ulster Street, Suite 1300
Denver, CO 80237

Ladies and Gentlemen:

The Committee to Obtain Fair Value for Minority Stockholders of UGC Europe, Inc. ("UGC Europe" or the "Company") is comprised of the undersigned and a fourth large stockholder who own for their own account or on behalf of certain fiduciary clients an aggregate of approximately 7.8% of the Company's outstanding shares.

The members of the Committee are disappointed by the exchange ratio and other issues relating to the value that is being offered by the Company's controlling stockholder, UnitedGlobalCom, Inc. ("United"), to acquire all outstanding shares of the Company that United and its subsidiaries do not already own. Among other things, the members of the Committee believe the exchange ratio of 9.0 shares of United's Class A common stock for each outstanding share of the Company's common stock is inadequate and below fair value.

Members of the Committee have also been contacted by other large shareholders who have indicated an interest in joining the Committee and have expressed the same views as we do in this letter.

Before determining to reject the exchange offer, members of the Committee are prepared to meet with you and your representatives, as well as representatives of the Company, United and Liberty Media Corporation, to discuss the exchange ratio and other issues relating to offer.

Please contact our counsel, Dennis J. Block, Esq., at 212-504-5555 at your earliest convenience to arrange a meeting with members of the Committee.

Very truly yours,

Committee to Obtain Fair Value for
Minority Stockholders of UGC Europe, Inc.


SALOMON BROTHERS ASSET MANAGEMENT INC.
on behalf of certain fiduciary clients

By:    /s/
       -------------------------------


PERRY CORP. as Managing General Partner of
Perry Partners, L.P.

By:    /s/
       -------------------------------


PERRY CORP. as Investment Manager of
Perry Partners International, Inc.

By:    /s/
       -------------------------------


PERRY CORP. as Investment Manager of
Auda Classic, PLC

By:    /s/
       -------------------------------



EVEREST Capital Limited, as agent for certain managed accounts

By:    /s/
       -------------------------------

By:    /s/
       -------------------------------




cc:   Board of Directors
      UGC Europe, Inc.
      4643 South Ulster Street, Suite 1300
      Denver, CO  80237

      Board of Directors
      UnitedGlobalCom, Inc.
      4643 South Ulster Street, Suite 1300
      Denver, CO  80237

      Board of Directors
      Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, CO   80112